Exhibit 5.3

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref |	JKS/CKN 01413650	Your ref |	Date | 3 June 2016

To: The persons listed in Schedule 1 (the Addressees)

Dear Sirs

We have acted as legal advisors as to matters of Irish law to General Electric Company, a New York corporation (GE), GE Capital International Holdings Limited, a wholly-owned subsidiary of GE (GECIHL) and GE Capital International Funding Company Unlimited Company, a wholly-owned subsidiary of GE (GECIF, and together with GE and GECIHL, the Companies), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of the Companies’ Registration Statement on Form S-4 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), with respect to (i) $6,106,952,000 aggregate principal amount of 2.342% Senior Notes due 2020 (the 2020 New Notes), (ii) $1,979,425,000 aggregate principal amount of 3.373% Senior Notes due 2025 (the 2025 New Notes) and (iii) $11,464,668,000 aggregate principal amount of 4.418% Senior Notes due 2035 (the 2035 New Notes,” and together with the 2020 New Notes and the 2025 New Notes, the New Notes) of GECIF. The Old Notes (as defined below) were, and the New Notes will be, issued pursuant to the indenture, dated as of October 26, 2015 (as subsequently amended or supplemented by the first supplemental indenture, dated as of December 2, 2015 and the second supplemental indenture, dated as of December 3, 2015, the Indenture), among GECIF, as issuer, GE and GECIHL, as guarantors (together, the Guarantors) and the Bank of New York Mellon, as trustee (the Trustee). The New Notes will be offered (the Exchange Offers) in exchange for a like principal amount of GECIF’s outstanding (i) 2.342% Senior Notes due 2020 (the 2020 Old Notes), (ii) 3.373% Senior Notes due 2025 (the 2025 Old Notes) and (iii) 4.418% Senior Notes due 2035 (the 2035 Old Notes, and together with the 2020 Old Notes and the Old Notes, the Old Notes) pursuant to the registration rights agreement, dated as of October 26, 2015 (as subsequently amended or supplemented by the counterpart, dated as of December 3, 2015, the Registration Rights Agreement) among GECIF, the Guarantors and J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Citigroup Global Markets Inc., Citigroup Global Markets Limited, Barclays Bank PLS, Deutsche Bank Securities Inc., Blaylock Beal Van, LLC, CastleOak Securities, L.P., Lebenthal & Co., LLC, Loop Capital Markets LLC, Samuel A. Ramirez & Company, Inc., Mischleer Financial Group, Inc., The Williams Capital Group, L.P. and Academy Securities Inc., as the initial purchasers (the Transaction). The Registration Rights Agreement was executed in connection with private placements of the Old Notes. GECIF’s obligations under the New Notes will be fully and unconditionally guaranteed by the Guarantors (the Guarantees).

1.	We have examined PDF executed copies of:

1.1.	the Indenture;

1.2.	a draft of the form of global note for each tranche of New Notes;

Dublin    Belfast    London    New York    San Francisco    Palo Alto

P.M. Law	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino	C. McLoughlin
C.E. Gill	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane	C. Carroll
E.M. FitzGerald	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin	S.E. Carson
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy
V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey

Consultants:  J.R. Osborne    S.W. Haughey    T.V. O’Connor     Professor J.C.W. Wylie    A.F. Browne    M.A. Greene    A.V. Fanagan    J.A. O’Farrell    I.B. Moore

1.3.	secretary’s certificate (the Certificate) of GECIF dated 3 June 2016 attaching:

1.3.1.	copies of the certificate of incorporation, certificate of incorporation on change of name and the constitution/memorandum and articles of association of GECIF;

1.3.2.	copies of minutes of meetings of the board of directors of GECIF dated 24 May 2016, 3 September 2015 and 5 June 2015 (the Minutes);

1.3.3.	a list of persons authorised to execute the Documents (as defined in the Minutes) on behalf of GECIF;

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

2.	For the purpose of giving this opinion we have assumed:

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.	that the constitution / memorandum and articles of association, as appropriate, of GECIF are correct and up to date;

2.5.	the accuracy and completeness as to factual matters of the representations and warranties of GECIF contained in the Indenture and the accuracy of all certificates (including the Certificate) provided to us by GECIF;

2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Guarantees as disclosed by the Indenture;

2.7.	without having made any investigation, that the terms of the Agreements and any other relevant document are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.8.	the accuracy and completeness of all information appearing on public records; and

2.9.	that GECIF has entered into the Indenture in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Indenture commensurate with the risks undertaken by it in the Indenture.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.	GECIF is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 3 June 2016, GECIF is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	GECIF has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Indenture, the New Notes and the Exchange Offers and to offer and issue the New Notes, and the implementation by GECIF of the foregoing will not cause:

3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting GECIF or by statute or regulation) to be exceeded;

3.2.2.	a violation of the memorandum and articles of association; or

3.2.3.	any law or order to be contravened; and

3.3.	the Indenture has been duly executed and delivered on behalf of GECIF.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Indenture might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	claims may be or become subject to defences of set-off or counter-claim;

4.6.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.7.	a waiver of all defences to any proceedings may not be enforceable;

4.8.	any provisions in the Indenture providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.9.	an Irish court may refuse to give effect to undertakings contained in the Indenture that GECIF will pay legal expenses and costs in respect of any action before the Irish courts; and

4.10.	we express no opinion on any taxation matters.

5.	This opinion is addressed to the Addressees in connection with the Registration Statement. We acknowledge that Weil, Gotshal & Manges LLP will rely on this opinion in rendering its opinion in connection with the registration of the New Notes and the Guarantees as described in the Registration Statement. This opinion speaks only as of the date hereof and we disclaim any obligation to advise the Guarantors or any other person of changes of law or fact that occur after the date hereof.

6.	We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the Commission) as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ A&L Goodbody

A&L Goodbody

SCHEDULE 1

The Addressees

1.	General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

United States

2.	GE Capital International Holdings Limited

The Ark

201 Talgarth Road

London W6 8BJ

United Kingdom

3.	GE Capital International Funding Company Unlimited Company

3220 Aviation House

Westpark, Shannon

County Clare

Ireland

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